EXHIBIT 10.2

TRANSLATION FOR CONVENIENCE ONLY - NOT LEGALLY BINDING

[TRANSLATION]

ASSISTANCE AGREEMENT

BETWEEN:

EAU DE SOURCE VITA (2000) INC.,
a company duly incorporated pursuant to Part 1A of the Companies Act of the Province of Quebec, Canada, with its registered office at 1335, Montée Paiement in the City of Gatineau, Province of Quebec, J8T 4Y6, intervening in this document as the joint and co-debtor of Water Bank of America, represented by Mr. Michel P. Pelletier, as President, duly authorized pursuant to a resolution of its board of directors passed at a meeting held on April 8, 2004, a copy of which is annexed hereto after having been acknowledged as authentic and signed for identification purposes by the representative before Me Jean-François Delage, notary.

Party of the First Part,

Hereinafter referred to as the “Beneficiary”,

And:

WATER BANK OF AMERICA INC.,
a corporation incorporated under Canadian law pursuant to the Canada Business Corporations Act, with its registered office at 100 des Sommets Avenue, Suite 1603, Verdun, Quebec, Canada H3E 1Z8,
registration number 1160910676,
represented by Mr. Michel P. Pelletier, duly authorized for the purposes thereof,

Party of the Second Part,

Hereinafter referred to as the “Joint and Co-debtor”,

And:

ICE ROCKS,
a joint-stock company with a board of directors and a declared capital of 40,000 Euros, with its registered office at 5 de Tilsitt Street, 75008 Paris, registered with the Registre du Commerce et des Sociétés de Paris, under number B 434 300 885, represented by Mr. Lacan, sole managing director, duly qualified for this purpose,

Hereinafter referred to as “Ice Rocks” or the “Provider”,

Hereinafter collectively referred to as the “Parties” or individually as a “Party”;

THE PARTIES PREVIOUSLY STATED AND REPRESENTED AS FOLLOWS:

EAU DE SOURCE VITA (2000) INC., a corporation incorporated under Canadian law and WATER BANK OF AMERICA are both specialized in the business of spring water.

The Beneficiary decided to extend its business to the manufacturing, production, merchandising and marketing of secure water modules (ready for freezing and hermetically sealed), particularly in Europe.

The Beneficiary wishes to benefit from the Provider’s knowledge and expertise with respect to commercial strategy and development in Europe, and with respect to contacts searches in the area of accumulating spring water and the distribution of secured water modules, in particular from the French corporation SOFABO.

WATER BANK OF AMERICA is considering entering into an eventual active partnership with SOFABO, as the case may be, with an equity participation in a common corporation, as discussed in more detail between the parties, the whole to the mutual satisfaction of the Beneficiary and SOFABO.

EAU DE SOURCE VITA (2000) INC. is held entirely by WATER BANK OF AMERICA and owns an immoveable property known as the “Source”, which can be used to secure its obligations.

The provisions of services, which are the subject matter hereof, began on December 1, 2003 pursuant to an agreement between the Parties, and were subject to understandings that, given the prorogation of the mandate, should be part of the present agreement.

Thus, the Parties have come together to define and agree upon the terms and conditions of their collaboration with respect to this Assistance Agreement.

THEREFORE, THE PARTIES AGREE AS FOLLOWS:

Section 1 -  Purpose of the Agreement

ICE ROCKS hereby undertakes, as an obligation of means, to provide the Beneficiary with the following assistance and services for France and Europe:

•	Assistance with respect to the desired coming together between the Beneficiary and/or WATER BANK OF AMERICA and SOFABO, and any other partners with respect to its project of accumulating spring water;

•
A study and follow-up of a commercial cooperation project between the Beneficiary and/or WATER BANK OF AMERICA and independent sources in France, such as SOFABO/M.VILAIN in view of negotiating production contracts and/or distribution contracts for spring water;

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•	Advice on commercial planning and appropriate formats for merchandising activities of the Beneficiary and/or WATER BANK OF AMERICA;

•	Studies of desirable promotional or advertising initiatives and recommendations regarding their implementation;

•	Advice and recommendations regarding the rationalisation of the line of products and services manufactured and distributed by the Beneficiary and/or WATER BANK OF AMERICA.

Section 2 -  Obligations of the Corporation Receiving the Services

The Beneficiary of the services described in Section 1 hereinabove expressly undertakes to provide the Provider during the entire term of this agreement, and at its request, all of the information, documents and assistance reasonably required to allow it to carry out the purpose of the agreement, and to ensure, under proper conditions, the provision of said services.

Section 3 -  Term of Agreement

This agreement is entered into on this date, with retroactive effect to December 1, 2003, for a fixed term expiring on November 30, 2004.

In no event shall it be renewed by tacit renewal. Consequently, the Parties are therefore free, at the end of the term, to renegotiate a new contract if they so desire.

Section 4 -  Remuneration for Services Rendered by the Provider

In consideration of the services mentioned in Section 1 hereinabove, ICE ROCKS, the Provider, shall be entitled to receive an aggregate net definitive lump sum remuneration equal to 600,000 Euros, namely 350,000 Euros for the past period from December 1, 2003 to March 31, 2004, payable as follows:

•	With respect to billing up to March 31, 2004:

•	100,000 Euros no later than May 22, 2004 (hereinafter referred to as the “First Payment”);

•	250,000 Euros no later than June 23, 2004 (hereinafter referred to as the “Second Payment”);

•	With respect to services to be rendered between April 1, 2004 and October 31, 2004 (250,000 Euros):

•	250,000 Euros payable upon receipt of invoice, no later than December 31, 2004.

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Such lump sum amounts include all current expenses incurred by the Provider with respect to the performance of this agreement and the services defined in Section 1 hereinabove (including travel expenses, short-term living expenses and hotel expenses).

As the above-mentioned services are provided to a Canadian beneficiary, the remuneration will not be subject to the TVA in France.

Moreover, if the eventual collaboration between SOFABO/M. VILAIN were to result in equity participations in any affiliates or associates of WATER BANK OF AMERICA, the Beneficiary undertakes to immediately settle with the Provider any of the invoices already sent with respect hereto.

Section 5 -  Interest on Late Payment

Any invoice unpaid upon the final date as provided shall bear interest at the legal rate of interest, plus 500 base points on the unpaid amounts as of the first day of the late payment, without the present clause implicitly being interpreted as a delay in payment.

Section 6 -  Surety

To guarantee the payment in full of all of the amounts owed to the Provider of services hereunder, with respect to the principal, interest and any related amounts, the Beneficiary grants the Provider a floating hypothec for a maximum amount of 350 000 Euros (which amount is the equivalent in Canadian dollars to $560,857.50 CDN), plus twenty-five percent (25%), on the immoveable hereinafter designated which it declares owning, according to a copy of the deed of floating hypothec annexed hereto.

The implementation expenses regarding this guarantee will be borne by the Beneficiary in accordance with the provisions of the deed of floating hypothec annexed hereto.

Section 7 -  Confidentiality

The Provider undertakes to maintain as strictly confidential all of the information that will be communicated to it as such by the Beneficiary and/or WATER BANK OF AMERICA regarding the performance of this agreement, including any trade or manufacturing secrets as well as any industrial, commercial or financial specifications relating directly or indirectly to the said corporations receiving the services as described in Section 1, or regarding such services.

Accordingly, the Provider shall refrain from disclosing during the entire term of this agreement and without any limitation of continuance after its expiry, for any reason whatsoever, unless the above-mentioned information has fallen within the public domain, any of the above-mentioned information in any form whatsoever, for any reason whatsoever and to any person whatsoever.

However, in the execution of its mandate, the Provider is expressly authorized to disclose such information to any official or service provider with whom it collaborates, or works side by side with or subcontracts with.

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Section 8 -  Jurisdiction

Any litigation resulting from this agreement, including its execution, validity, interpretation, performance or breach shall be submitted to the jurisdiction of the courts in the Judicial District of Montreal.

Section 9 -  Governing Laws

As expressly agreed upon between the Parties, this agreement is subject to the laws applicable in the Province of Quebec.

Section 10 -  Miscellaneous

10.0 - Preamble

The pramble hereinabove is an integral and essential part of this memorandum.

10.1 - Notice

Any notice for the purposes of this memorandum shall be sent by registered letter with acknowledgement of receipt at the address of the concerned Party or Parties as mentioned in the preamble.

In the event of a change of address of either of the Parties, such Parties shall give a notice of their new address to the other Parties. Failing such, any notice sent to the address mentioned in the first page hereof would be enforceable with respect to such Parties.

Made in Paris

April 8, 2004

In three original copies, namely an original for each party.

(signed) EAU DE SOURCE VITAL (2000) INC. Represented by Mr. Michel P. Pelletier	(signed) ICE ROCKS SA Represented by Mr. Thierry Lacan

(signed) WATER BANK OF AMERICA Represented by Mr. Michel P. Pelletier

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Schedule : Deed of Floating Hypothec

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IN THE YEAR 2004, on

BEFORE Me Jean-François Delage,
notary in Montreal, Province of Quebec

APPEARED:

ICE ROCKS, a joint-stock company with a board of directors and a declared capital of 40,000 Euros, with its registered office at 5, de Tilsitt Street 75008 Paris, registered with the Registre du Commerce et des Sociétés de Paris under number B434 300 885, acting herein through Mr. Thierry LACAN, its sole managing director, duly authorized for the purposes hereof, pursuant to ……. of the special annual meeting, adopted on ……, himself represented by ……, as its appears from a delegation of authority to this effect dated ……, a certified copy of these documents annexed hereto after having been acknowledged as authentic and signed for identification purposes by the representative before the undersigned notary.

Notice of address registered with the Registry Office for the land division of Hull under number ……,

Hereinafter referred to as the “CREDITOR”

AND

EAU DE SOURCE VITA (2000) INC., a company duly incorporated pursuant to Part 1A of the Companies Act of the Province of Quebec, with its registered office at 1335, Montée Paiement, in the City of Gatineau, Province of Quebec, J8T 4Y6, acting herein through …… its ……, duly authorized pursuant to a resolution of its board of directors passed at a meeting held on …… two thousand and four (2004), a copy of which is annexed hereto after having been acknowledged as authentic and signed for identification purposes by the representative before the undersigned notary,

Hereinafter referred to as the “DEBTOR”;

WHO, previously to the agreements contemplated herein, declared as follows:

1. The Debtor has retained the services of the Creditor as a consultant to lend assistance as a consultant, as it appears from an Assistance Agreement entered into for this purpose between the parties on April 8, 2004 (hereinafter referred to as the “Agreement”), of which the parties hereto declare having a good knowledge of;

2. With this end in view, the parties have agreed on an aggregate global lump sum remuneration of 600,000 Euros.

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3. The Creditor has required from the Debtor a floating immovable hypothec on an immovable located in the Province of Quebec, Canada, in order to guarantee all of the sums owed to it by the Debtor.

4. The Debtor is the owner of the immovable property hereinafter designated and [bottom line of page cut off]

THIS HAVING BEEN DECLARED, the parties agree as follows:

6	FLOATING HYPOTHEC

To guarantee by hypothec the payment of the amounts owed pursuant to the Assistance Agreement by the Debtor to the Creditor as well as the satisfaction of the obligations contracted by the Debtor in favour of the Creditor, the Debtor grants a floating hypothec in favour of the Creditor for a maximum amount of $560,857.50 and all the interest on this amount calculated at the rate of twenty-five percent (25%), the immovable designated as follows:

DESIGNATION

A parcel of land of rectangular form located on a PORTION of original lot number TWENTY-THREE B (Portion 23B) of Rang Cinq (Rg 5), according to the official plan and reference book for the Township of Templeton, land division of Hull, described in greater details as follows:

Starting from a point indicated by the number “1”, which point consisting of the north-east corner of lot 23B-208, proceeding from there over a distance of one hundred four meters and ninety-three hundredths (104,93 m) measured in a direction of one hundred and twenty-eight degrees, twenty-five minutes and four seconds (128°25’04’’).

Starting at point “2”, over a distance of one hundred three meters and nine hundredths (103.09 m), measured in a direction of one hundred and seventy-nine degrees, fifty-three minutes and twenty-four seconds (179°53’24’’) along the western border of Montée Paiement up to point “3”.

From point “3”, over a distance of forty-eight meters and fifty hundredths (48.50 m), measured in a direction of two hundred sixty-nine degrees, fifty-three minutes and twenty-four seconds (269°53’24’’) up to point “4”.

From point “4”, over a distance of one hundred three meters and nine hundredths (103,09 m), measured in a direction of three hundred fifty-nine degrees, fifty-three minutes and twenty-four seconds (359°53’24’’) up to point “5”.

From point “5”. over a distance of forty-eight meters and fifty hundredths (48,50 m), measured in a direction of eighty-nine degrees, fifty-three minutes and twenty-four seconds (89°53’24’’) up to point “2”, the starting point.

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The said parcel of land is limited towards the north, the south and the west by a portion of lot 23B, towards the east by Montée Paiement (a portion of lot 23B) and has an area of five thousand square meters (5,000 m2).

The whole as it appears from a technical description and plan prepared by Marc Fournier, land surveyor, dated the twenty-seventh (27th) of February one thousand nine hundred ninety-eight (1998) under number 4857-F of his minutes, a photocopy of which is annexed hereto after having been acknowledged as authentic and signed by the parties before the undersigned notary.

Hereinafter referred to as the “Immovable”;

With all of the materials that are or will be incorporated, attached, jointed or united by accession to this Immovable and which are considered as an Immovable by law.

This hypothec also applies, as mentioned hereinafter, to all of the rents, present and future, resulting from the rental of all or any portion thereof as well as the insurance benefits payable pursuant to all insurance policies covering such rents.

7	INSURANCE

The Debtor undertakes to insure against fire and all other risks and losses usually covered, all buildings that are or will be affected by this hypothec for a maximum consisting of their full replacement value, or, with the consent of the Creditor, for a maximum amount that shall at no time be less than the amount of the debt as well as the amount of any other sums secured by a higher ranking hypothec or a priority on the Immovable.

The Debtor hereby undertakes to have inserted in such insurance policies, as mandatary for the Creditor, a hypothecary clause in favour of the Creditor, to reveal to the insurer the hypothecary rights of the latter, to deliver to the Creditor such policies which shall contain the clauses usually stipulated in policies covering the same type of risks, to maintain such policies in effect until full payment and to provide the Creditor, at least fifteen (15) days before the expiry thereof, with the receipts regarding their renewal.

In the event of a failure by the Debtor to comply with these various obligations, the Creditor, subject to other recourses that it may have, may subscribe on behalf of the Debtor to any new insurance policies and demand the immediate reimbursement of the premiums, with interest as of the day of payment, at the rate stipulated hereinabove. The Creditor may also, at the expense of the Debtor, give notice of this hypothec to any concerned insurance company that might not have been informed thereof, a copy or an excerpt thereof serving as such notice if necessary.

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The Debtor shall immediately notify the Creditor of any sinister and shall not undertake any repair or restoration work before the latter has examined the premises and approved the planned work. All insurance benefits shall be paid directly to the Creditor up to the maximum amount of its loan. Notwithstanding any law, usage or custom to the contrary, the Creditor may allocate the said benefits to the payment of its loan or remit them, in whole or in part, to the Debtor so as to allow the Debtor to rebuild or repair the Immovable, without in either case diminishing or affecting its hypothec or other rights in any manner whatsoever, with the exception of the signing of a notarized acquittance evidencing the reduction of the present loan.

8	ADDITIONAL HYPOTHEC

To ensure the payment of any sum of money not secured by the principal hypothec created hereinabove, including any interest accrued beyond the three (3) years plus the current year, the interest on interests as well as [Bottom line of page cut off] TWENTY PERCENT (20%) of the original amount of the present loan is created by the Debtor with respect to the Immovable.

9	HYPOTHEC ON RENTS

To furthermore secure its obligations, the Debtor hereby grants a hypothec, up to a maximum of the same amount and for the same purposes as those mentioned under the heading “HYPOTHEC” hereinabove, on all present and future rents resulting from the rental of the Immovable or a portion thereof, as well the insurance benefits payable pursuant to all insurance policies covering such rents presently, or as the case may be, in the future.

The Debtor undertakes to handover to the Creditor, upon request, all of the leases concerning the Immovable as well as all insurance policies covering such rents.

As long as the Debtor is not in default and the Creditor has not notified the Debtor of its intention to collect the rents, the Creditor authorizes the Debtor to continue to collect the rents upon their due date.

In the event of default, the Creditor may, subject to its other rights and recourses, exercise this hypothec by serving notice to the tenants and by informing the Debtor and the tenants of its intention to avail itself thereof. It may renew the leases or grant new leases in the name of the Debtor according to conditions it deems suitable. The rents collected shall be used, at its discretion, to pay a five percent (5%) commission on gross revenues as administration fees, to pay the interest on its loan, as well as the taxes, capital payments, repair costs and other expenses, the whole without any of its rights or hypothecs being diminished or affected in any manner whatsoever, with the exception of the signing of a notarized acquittance evidencing the reduction of the present loan. The Debtor shall ratify in advance the administrative measures of the Creditor and accepts the statements submitted by the Creditor as being the equivalent to an accountability report. The Creditor shall in no way be responsible for any loss or other damage incurred as a result of its administration.

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10	CHARGES AND CONDITIONS

1. EXPENSES

The Debtor shall pay the expenses and fees hereof, the fees for the surveying, evaluation and inspection of the Immovable, the publication fees and all other disbursements, including those relating to any renewal, notice, hypothec, waiver, cession of rank, acquittance or discharge relating thereto. The Creditor is authorized to hold, on the proceeds of the loan, any and all amounts required to pay such expenses.

2. DEFAULT BY THE DEBTOR

The Debtor shall be in default with respect to any of its obligations provided herein if within twenty (20) days of the service of a written notice to this effect, it has not remedied the alleged default insofar as, it goes without saying, [Bottom line of page cut off]..

3. PRIOR HYPOTHECS OR CHARGES

As long as the Creditor has not registered a closing notice in accordance with the provisions of the Civil Code of Quebec, the Debtor shall retain the right to hypothecate the Immovable provided that it informs the Creditor in writing thereof.

4. CANCELLATION OF HYPOTHECARY RIGHTS OR PRIOR RIGHTS

Not applicable.

5. PAYMENT OF TAXES, LEVIES AND ASSESSMENTS

The Debtor undertakes to pay on a regular basis all taxes, levies and assessments, whether federal, provincial, municipal or scholastic and whether of a general or special nature, which may at all times affect and encumber the Immovable in priority over the rights of the Creditor and it shall remit to the Creditor, as the case may be, within thirty (30) days upon arrival of the payment date of such taxes, levies or assessments, all of the receipts indicating their payment in full, without subrogation in favour of any third parties.

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6. REIMBURSEMENT OF SUMS INCURRED BY THE CREDITOR

The Debtor shall reimburse the Creditor, on demand, all amounts incurred by the latter to pay insurance premiums, taxes, levies, assessments or all other expenses resulting from the loan or made to maintain its surety or to ensure the performance of any obligations of the Debtor, with interest on said amounts at the rate provided for hereinabove as of the date of their disbursement by the Creditor.

7. CONSERVATION OF THE IMMOVABLE

The Debtor shall maintain in good working order, without changing the purpose thereof, the structures erected or to be erected on the Immovable as well as all of the property that is or will be incorporated therein and attached, joined or united thereto by accession and which are considered as immovables pursuant to the law, in a manner so as to not diminish the Creditor’s surety. It shall allow the latter to have access thereto at all times in order to examine them.

If the Debtor fails to maintain the Immovable in good working order, to carry out the necessary repairs after having received a request from the Creditor or if the Immovable is left vacant or abandoned, the Creditor may, subject to its other rights and recourses, enter the premises to carry out the work required or take any other appropriate measures, at the expense of the Debtor.

8. ALIENATION OF THE IMMOVABLE

The Debtor shall not be entitled to sell the Immovable hypothecated hereunder without obtaining prior written consent of the Creditor. Failure to meet this condition shall lead to automatic default and the Creditor may, at its discretion, demand the immediate reimbursement of its loan, both capital and interest. The Debtor undertakes, within thirty (30) days following the sale, transfer or alienation, to remit to the Creditor a copy of all [Bottom line of page cut off] regarding the Immovable will assume jointly with the Debtor and as the case may be, jointly with any co-owner, the payment of this loan and be bound by this hypothec as well as by all of the terms and conditions hereof.

9. RENTAL OF THE IMMOVABLE

The Debtor undertakes to not giving prior acquittance of more than one month’s rent, nor to lease the Immovable or a part thereof for a rental amount that is considerably lower than its rental value, without the written consent of the Creditor.

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10. SURRENDER OF DOCUMENTS

The Debtor agrees to surrender to the Creditor, if the latter makes a request therefor, all of the documents relating to the Immovable. The Creditor may keep these documents until such time as the present loan is paid in full.

11	REPRESENTATIONSOF THE DEBTOR

The Debtor makes the following representations, which it certifies as being fully authentic and material to the loan, namely:

a)
the Immovable belongs to it in full ownership and is free of any privilege, hypothec, servitude and charge whatsoever, save and accept as follows: except for a hypothecary suretyship in favour of 4186486 Canada Inc. pursuant to a deed made before Me Jean-François Delage, notary, on February sixteen (16) two thousand and four (2004) and published with the Registry Office for the land division of Hull under number 11 086 027;

b)
no construction, addition, repair, renovation or modification of the Immovable is under way presently and the cost of any such work that may have been done or carried out to the Immovable during the last six months has been paid in full.;

c)	all taxes, levies or assessments, whether municipal or school related, levied upon the Immovable have been paid;

d)
no permanent accessory to the Immovable and in particular no heating, ventilation, refrigeration, cleaning and lighting installations, no elevator or other service regarding the Immovable has been the subject of a conditional sale contract, a rental contract or a hypothec; any such accessories are the property of the Debtor and have been paid in full and those that have not been incorporated in the Immovable so as to become an integral part thereof have been substantially attached or joined to the Immovable, as fixtures and are themselves immovables;

e)
the Immovable and the building erected thereon respect the laws and regulations regarding the protection of the environment enacted by competent authorities and the Debtor agrees to respect all such laws and regulations, to inform the Creditor of any notice, order [Bottom line of page cut off] and the Debtor declares that the Immovable does not contain any materials or products that could endanger the environment as well as the health of the occupants;

f)
the Debtor is a business exploiting a spring of water located in the City of Gatineau, it is a duly incorporated company pursuant to the laws of Quebec and its name has not undergone any changes since the date of its incorporation.

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12	DEFAULTS

The Debtor shall be in default if it or any subsequent owner of the Immovable:

a)	is not in compliance with its obligations pursuant to the insurance clause, the clauses with respect to the charges and conditions contained herein or any other clause of this document;

b)	does not pay, at their respective due date, each payment of capital or interest owed pursuant to the Assistance Agreement;

c)	assigns its property, becomes bankrupt or is in liquidation, becomes insolvent, makes a proposal or asserts its rights pursuant to the Companies’ Creditors Arrangement Act;

d)
does not obtain a discharge with respect to any notice of crystallization registered by any other creditor of a hypothec against the Immovable within twenty (20) days of its registration, unless it is opposing in good faith the validity thereof and if it provides the Creditor with any additional suretyship required by the latter to ensure the protection of its rights, in which case this obligation shall be suspended until the final judgment is rendered;

e)	does not obtain a discharge with respect to any seizure made against the Immovable with respect to the execution of a judgment;

f)
does not obtain a discharge with respect to any prior notice regarding the exercise of a hypothecary right or any other right registered against the Immovable or does not remedy any default pursuant to any other hypothec or charge related to the Immovable;

g)	makes herein a representation that is shown to be false or inaccurate.

In the event of any default, the Creditor shall, subject to its other rights and recourses, have the following rights:

a)	to demand the immediate payment in full of its loan, with respect to capital, interest, expenses and accessories;

b)	to perform any obligation not honoured by the Debtor, in its place and at the expense of the latter;

c)	to register a notice of crystallization with respect to the hypothec;

d)	[Bottom line of page cut off] regarding the delay provided for the surrender of the property, the whole in accordance with Articles 2748 and following of the Civil Code of Quebec.

13	CHOICE OF DOMICILE

The Debtor, the interveners and the sureties, as the case may be, shall elect domicile at their address mentioned herein. If the Creditor cannot reach them at this address or at the latest address given in writing by such persons, they shall elect as domicile the offices of the Clerk of the Superior Court for the District of Montreal.

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14	LIMITATION

The parties hereto expressly acknowledge that the suretyship of the Debtor only applies with respect to the hypothec and does not in any way extend to any personal obligations in favour of the Creditor.

15	INTERPRETATION

Whenever the context requires it, any word in the singular shall also include the plural and vice versa, and any word of the masculine gender shall also include the feminine gender. In particular, the word “Immovable” when used without any other indication in this document shall mean any and all of the immovables hereinabove hypothecated and shall include, with respect to each of them, the land, the buildings erected thereon or which may be erected thereon, as well as the properties that are or may be incorporated, attached, joined or united thereto or by accession.

16	The present deed is governed by the laws of the Province of Quebec.

MADE in Montreal, under the number

of the minutes of the undersigned notary.

AFTER HAVING READ THE DOCUMENT, the parties signed before the undersigned notary.

A BODY POLITIC

by:

EAU DE SOURCE VITA 2000 INC.

by:

Me Jean-François Delage, notary

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TRUE COPY, the original of which remains in my office.

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